Exhibit 99(b)

Independent Accountants' Report

The Board of Directors

Household Finance Corporation:

We have examined management's assertion that the servicing of consumer loan receivables owned by Household Consumer Loan Deposit Trust I, Series 1997-2 (the receivables) has been conducted by Household Finance Corporation, as Servicer, in compliance with the terms and conditions as set forth in Articles III and IV and Section 8.08 of the Pooling and Servicing Agreement dated September 1, 1995, as supplemented, as of and for the year ended December 31, 2003. Household Finance Corporation's management is responsible for the assertion. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence supporting that the servicing of receivables has been conducted in compliance with the terms and conditions as set forth in Articles III and IV and Section 8.08 of the Agreement, as supplemented, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

In our opinion, management's assertion that the servicing of consumer loan receivables owned by Household Consumer Loan Deposit Trust I, Series 1997-2 has been conducted by Household Finance Corporation, as Servicer, in compliance with the terms and conditions as set forth in Articles III and IV and Section 8.08 of the Pooling and Servicing Agreement dated September 1, 1995, as of and for the year ended December 31, 2003 is fairly stated, in all material respects.

This report is intended solely for the information and the use of the addressee, the trustee(s), rating agencies, and others, as applicable, in accordance with the Agreement.

/s/ KPMG LLP

Chicago, Illinois

February 28, 2004

Management Assertion

As of and for the year ended December 31, 2003, the servicing of consumer loan receivables owned by Household Consumer Loan Deposit Trust I, Series 1997-2 has been conducted by Household Consumer Lending, a division of Household Finance Corporation, in its capacity as subservicer for Household Finance Corporation, as Servicer, in compliance with the terms and conditions as set forth in Articles III and IV and Section 8.08 of the Pooling and Servicing Agreement dated September 1, 1995, as supplemented.

/s/ Joe Vozar	/s/ Jorge Cordon
Chief Financial Officer-	Managing Director-Operations-
Household Consumer Lending	Household Consumer Lending

February 28, 2004	February 28, 2004
Date	Date